UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                         Wellsford Real Properties, Inc.
                                (Name of Issuer)

                     Common Stock, $0.02 par value per share
                         (Title of Class of Securities)

                                    950240200

                                 (CUSIP Number)

                                November 23, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)



----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 15 Pages

CUSIP No. 950240200                   13G                  Page 2 of 15 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn Special Opportunities Fund, L.P.
            (f/k/a Highbridge/Zwirn Special Opportunities Fund, L.P.)
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    111,329 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    111,329 shares of Common Stock
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            111,329 shares of Common Stock
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.72%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 950240200                   13G                  Page 3 of 15 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn Special Opportunities Fund, Ltd.
            (f/k/a Highbridge/Zwirn Special Opportunities Fund, Ltd.)
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    195,582 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    195,582 shares of Common Stock
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            195,582 shares of Common Stock
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.02%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 950240200                   13G                  Page 4 of 15 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            HCM/Z Special Opportunities LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    93,088 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    93,088 shares of Common Stock
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            93,088 shares of Common Stock
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.44%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 950240200                   13G                  Page 5 of 15 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            The Coast Fund L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    12,137 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    12,137 shares of Common Stock
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            12,137 shares of Common Stock
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.19%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 950240200                   13G                  Page 6 of 15 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn & Co., L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    412,136 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    412,136 shares of Common Stock))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            412,136 shares of Common Stock
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.37%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 950240200                   13G                  Page 7 of 15 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            DBZ GP, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    412,136 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    412,136 shares of Common Stock
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            412,136 shares of Common Stock
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.37%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 950240200                   13G                  Page 8 of 15 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Zwirn Holdings, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    412,136 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    412,136 shares of Common Stock
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            412,136 shares of Common Stock
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.37%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 950240200                   13G                  Page 9 of 15 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Daniel B. Zwirn
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    412,136 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    412,136 shares of Common Stock
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            412,136 shares of Common Stock
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                      [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.37%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 950240200                   13G                  Page 10 of 15 Pages


Item 1.

(a)  Name of Issuer

          Wellsford Real Properties, Inc., a Maryland corporation (the
          "Company").

(b)  Address of Issuer's Principal Executive Offices
          535 Madison Avenue
          New York, NY 10022

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

          D.B. Zwirn Special Opportunities Fund, L.P.
          c/o D.B. Zwirn & Co., L.P.
          745 Fifth Ave.
          18th Floor
          New York, New York 10151
          Citizenship:  Delaware

          D.B. Zwirn Special Opportunities Fund, Ltd.
          c/o Goldman Sachs (Cayman) Trust, Limited
          P.O. Box 896
          George Town
          Harbour Centre, 2nd Floor
          Grand Cayman, Cayman Islands, British West Indies
          Citizenship:  Cayman Islands, British West Indies

          HCM/Z Special Opportunities LLC
          P.O. Box 30554 Seven Mile Beach
          Grand Cayman, Cayman Islands
          British West Indies
          Citizenship:  Cayman Islands, British West Indies

          The Coast Fund L.P.
          c/o Coast Asset Management, LLC
          2450 Colorado Avenue
          Suite 100, East Tower
          Santa Monica, CA 90404
          Citizenship:  Cayman Islands, British West Indies

          D.B. Zwirn & Co., L.P.
          745 Fifth Ave.
          18th Floor
          New York, New York 10151
          Citizenship:  Delaware

          DBZ GP, LLC
          c/o D.B. Zwirn & Co., L.P.
          745 Fifth Ave.
          18th Floor
          New York, New York 10151
          Citizenship:  Delaware

CUSIP No. 950240200                   13G                  Page 11 of 15 Pages

          Zwirn Holdings, LLC
          c/o D.B. Zwirn & Co., L.P.
          745 Fifth Ave.
          18th Floor
          New York, New York 10151
          Citizenship:  Delaware

          Daniel B. Zwirn
          c/o D.B. Zwirn & Co., L.P.
          745 Fifth Ave.
          18th Floor
          New York, New York 10151
          Citizenship:  United States

Item 2(d)  Title of Class of Securities

           Common Stock, $0.02 par value per share ("Common Stock")

Item 2(e)  CUSIP Number

           950240200

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

(a)  [ ]   Broker or dealer registered under Section 15 of the Act
           (15 U.S.C. 78o).

(b)  [ ]   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)  [ ]   Insurance company as defined in Section 3(a)(19) of the Act
           (15 U.S.C. 78c).

(d)  [ ]   Investment company registered under Section 8 of the Investment
           Company Act of 1940 (15 U.S.C. 80a-8).

(e)  [ ]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)  [ ]   An employee benefit plan or endowment fund in accordance with
           Rule 13d-1(b)(1)(ii)(F);

(g)  [ ]   A parent holding company or control person in accordance with
           Rule 13d-1(b)(1)(ii)(G);

(h)  [ ]   A savings association as defined in Section 3(b) of the Federal
           Deposit Insurance Act (12 U.S.C. 1813);

(i)  [ ]   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.    Ownership

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

CUSIP No. 950240200                   13G                  Page 12 of 15 Pages


           (a)  Amount beneficially owned:

                As of the date of this filing, D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn may each be deemed the beneficial owner of (i) 111,329 shares of Common Stock issuable to D.B. Zwirn Special Opportunities Fund, L.P., (ii) 195,582 shares of Common Stock issuable to D.B. Zwirn Special Opportunities Fund, Ltd., (iii) 93,088 shares of Common Stock issuable to HCM/Z Special Opportunities LLC, and (iv) 12,137 shares of Common Stock issuable to The Coast Fund L.P.

                D.B. Zwirn & Co., L.P. is the manager of each of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund, Ltd., HCM/Z Special Opportunities LLC, and The Coast Fund L.P., and consequently has voting control and investment discretion over the securities held by each of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund, Ltd., HCM/Z Special Opportunities LLC, and The Coast Fund L.P. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn disclaims beneficial ownership of shares of Common Stock owned respectively by D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund, Ltd., HCM/Z Special Opportunities LLC, and The Coast Fund L.P.


          (b)   Percent of class:

                The Company's quarterly report filed on Form 10-Q that was filed on November 8, 2005, indicates there were 6,467,639 shares of Common Stock outstanding as of November 7, 2005. Therefore, based on the Company's outstanding shares of Common Stock (i) D.B. Zwirn Special Opportunities Fund, L.P. may be deemed to beneficially own 1.72% of the outstanding shares of Common Stock of the Company, (ii) D.B. Zwirn Special Opportunities Fund, Ltd. may be deemed to beneficially own 3.02% of the outstanding shares of Common Stock of the Company, (iii) HCM/Z Special Opportunities LLC may be deemed to beneficially own 1.44% of the outstanding shares of Common Stock of the Company, (iv) The Coast Fund L.P. may be deemed to beneficially own 0.19% of the outstanding shares of Common Stock of the Company, and (v) each of D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn may be deemed to beneficially own 6.37% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

           (c)  Number of shares as to which such person has:

                (i)  Sole power to vote or to direct the vote

                     0

               (ii)  Shared power to vote or to direct the vote

                     See Item 4(a) above.

CUSIP No. 950240200                   13G                  Page 13 of 15 Pages


              (iii)  Sole power to dispose or to direct the disposition of

                     0

               (iv)  Shared power to dispose or to direct the disposition of

                     See Item 4(a) above.

Item 5.    Ownership of Five Percent or Less of a Class

           Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

           Not applicable.

Item 8.    Identification and Classification of Members of the Group

           See Exhibit I.


Item 9.    Notice of Dissolution of Group

           Not applicable.

Item 10.   Certification

           By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

           Exhibit I: Joint Filing Agreement, dated as of December 8, 2005, by and among D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund, Ltd., HCM/Z Special Opportunities LLC, The Coast Fund L.P., D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn.

CUSIP No. 950240200                   13G                  Page 14 of 15 Pages


SIGNATURES

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: December 8, 2005


D.B. ZWIRN SPECIAL OPPORTUNITIES              D.B. ZWIRN SPECIAL OPPORTUNITIES
FUND, L.P.                                    FUND, LTD.
By: D.B. Zwirn & Co., L.P.                    By: D.B. Zwirn & Co., L.P.
By: DBZ GP, LLC,                              By: DBZ GP, LLC,
    its General Partner                           its General Partner
By: Zwirn Holdings, LLC,                      By: Zwirn Holdings, LLC,
    its Managing Member                           its Managing Member

By: /s/ Daniel B. Zwirn                       By: /s/ Daniel B. Zwirn
    -----------------------------------           ------------------------------
Name: Daniel B. Zwirn                         Name: Daniel B. Zwirn
Title: Managing Member                        Title: Managing Member


HCM/Z Special Opportunities LLC               The Coast Fund, L.P.
By: D.B. Zwirn & Co., L.P.                    By: D.B. Zwirn & Co., L.P.
By: DBZ GP, LLC,                              By: DBZ GP, LLC,
    its General Partner                           its General Partner
By: Zwirn Holdings, LLC,                      By: Zwirn Holdings, LLC,
    its Managing Member                           its Managing Member

By: /s/ Daniel B. Zwirn                       By: /s/ Daniel B. Zwirn
    -----------------------------------           ------------------------------
Name: Daniel B. Zwirn                         Name: Daniel B. Zwirn
Title: Managing Member                        Title: Managing Member


D.B. ZWIRN & CO., L.P.                        DBZ GP, LLC
By: DBZ GP, LLC,                              By: Zwirn Holdings, LLC,
    its General Partner                            its Managing Member
By: Zwirn Holdings, LLC,
    its Managing Member                       By: /s/ Daniel B. Zwirn
                                                  ---------------------
                                              Name: Daniel B. Zwirn
By: /s/ Daniel B. Zwirn                       Title: Managing Member
   ---------------------
Name: Daniel B. Zwirn
Title: Managing Member

ZWIRN HOLDINGS, LLC



By: /s/ Daniel B. Zwirn                       By: /s/ Daniel B. Zwirn
    -----------------------------------           ------------------------------
Name: Daniel B. Zwirn                             DANIEL B. ZWIRN
Title: Managing Member

CUSIP No. 950240200                   13G                  Page 15 of 15 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.02 par value, of Wellsford Real Properties, Inc., a Maryland corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of December 8, 2005


D.B. ZWIRN SPECIAL OPPORTUNITIES              D.B. ZWIRN SPECIAL OPPORTUNITIES
FUND, L.P.                                    FUND, LTD.
By: D.B. Zwirn & Co., L.P.                    By: D.B. Zwirn & Co., L.P.
By: DBZ GP, LLC,                              By: DBZ GP, LLC,
    its General Partner                           its General Partner
By: Zwirn Holdings, LLC,                      By: Zwirn Holdings, LLC,
    its Managing Member                           its Managing Member

By: /s/ Daniel B. Zwirn                       By: /s/ Daniel B. Zwirn
    -----------------------------------           ------------------------------
Name: Daniel B. Zwirn                         Name: Daniel B. Zwirn
Title: Managing Member                        Title: Managing Member


HCM/Z Special Opportunities LLC               The Coast Fund, L.P.
By: D.B. Zwirn & Co., L.P.                    By: D.B. Zwirn & Co., L.P.
By: DBZ GP, LLC,                              By: DBZ GP, LLC,
    its General Partner                           its General Partner
By: Zwirn Holdings, LLC,                      By: Zwirn Holdings, LLC,
    its Managing Member                           its Managing Member

By: /s/ Daniel B. Zwirn                       By: /s/ Daniel B. Zwirn
    -----------------------------------           ------------------------------
Name: Daniel B. Zwirn                         Name: Daniel B. Zwirn
Title: Managing Member                        Title: Managing Member


D.B. ZWIRN & CO., L.P.                        DBZ GP, LLC
By: DBZ GP, LLC,                              By: Zwirn Holdings, LLC,
    its General Partner                            its Managing Member
By: Zwirn Holdings, LLC,
    its Managing Member                       By: /s/ Daniel B. Zwirn
                                                  ---------------------
                                              Name: Daniel B. Zwirn
By: /s/ Daniel B. Zwirn                       Title: Managing Member
   ---------------------
Name: Daniel B. Zwirn
Title: Managing Member

ZWIRN HOLDINGS, LLC


By: /s/ Daniel B. Zwirn                       By: /s/ Daniel B. Zwirn
    -----------------------------------           ------------------------------
Name: Daniel B. Zwirn                             DANIEL B. ZWIRN
Title: Managing Member